  Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, entered into as of this 29th day of December 2017, by and between LIBERATED SYNDICATION INC, a Nevada corporation with an office at 5001 Baum Blvd. Suite 770, Pittsburgh, Pennsylvania 15213 (hereinafter called the “Company”) and Laurie Sims (hereinafter called the “Executive”).

RECITALS

WHEREAS, the Executive is employed by the Company as VP of Operations (“V.P.”) of the Company and President (“President”) of Webmayhem Inc. (the “Subsidiary”), and has performed duties of her employment in a capable and efficient manner, resulting in substantial benefit to the Company; and

WHEREAS, the Company desires to assure the continued service of the Executive, and Executive is desirous of committing herself to continued service to the Company on the terms herein provided.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the Company and the Executive agree as follows:

1. Employment. The Company will employ the Executive and the Executive accepts employment on the terms and conditions set forth in this Agreement.

2. Duties. The Executive shall serve the Company as V.P. and President of the Subsidiary, under the terms and conditions provided herein. The Executive shall also serve, subject to her six-month review as set forth in Section 4, as President of pair Networks Inc. (the “New Subsidiary”) upon the Company’s acquisition of the New Subsidiary. The Executive’s duties hereunder shall include such duties as are normally incident to the positions. The Executive shall perform her duties hereunder faithfully and to the best of her abilities and in furtherance of the business of the Company and to the promotion of its interests. To further perform the Executive duties as are commonly incumbent upon that position, the Executive agrees to travel to or work at other locations, from time to time, as reasonable for the benefit of the company. It is understood and acceptable that the Executive works for other organizations and businesses outside the Company from time to time.

3. Term of Employment. The term of the Executive’s employment hereunder shall be for a three (3) year term beginning on January 1, 2018 and ending December 31, 2020. On January 1, 2021, and on each January 1st thereafter ( each such date being hereinafter referred to as a “Renewal Date”), the term of the Executive’s employment hereunder shall automatically be extended for an additional one (1) year period unless the Company notifies the Executive in writing at least ninety (90) days prior to the applicable Renewal Date that the Company does not wish to extend this Agreement beyond the initial three (3) year term or the additional one (1) year term and subsequent additional one (1) year renewals. The Executive may terminate this Agreement upon thirty (30) days advance written notice to the Company at any point during the Executive’s term of employment.

4. Salary. The Company agrees to pay and the Executive agrees to accept, in accordance with the provisions contained herein, as compensation for performance of her duties and obligations to the Company hereunder, a salary at an annual rate set by the Chief Executive Officer of the Company (the “CEO”), but shall in no event be less than Two Hundred Fifty Thousand Dollars ($250,000) per year, exclusive of the benefits described in Section 5, 6 and 7 hereof. Such salary shall be payable in equal semi-monthly installments, less usual, customary and the applicable government mandated payroll deductions. The Executive’s salary and performance are subject to review by the CEO, no later than June 30, 2018. If the CEO determines, in his sole discretion, that the Executive is able to perform the duties and responsibilities of President of the New Subsidiary effectively and her other duties as V.P. and President of the Subsidiary, then Executive’s salary shall be increased effective July 1, 2018 to Three Hundred Thousand Dollars ($300,000) per year, exclusive of the benefits described in Section 5, 6, and 7 hereof and the one time bonus outlined below shall be increased from one times the Executive’s highest annual salary to two times the Executive’s highest annual salary. The Executive’s salary shall be reviewed annually by the CEO for possible increases. Such salary shall be payable in equal semi-monthly installments, less usual, customary and the applicable government mandated payroll deductions. In addition, the Company agrees to pay and the Executive agrees to accept, in accordance with the provisions contained herein, as compensation for performance of her duties and obligations to the Company hereunder, any fees or payments authorized by the CEO to be paid to the Executive for membership on the Board or any committee thereof. All amounts described in this Section shall be referred to in this Agreement collectively as the Executive’s “Salary”. The Executive shall be entitled to participate in such bonus programs as the CEO, Board of Directors or the compensation committee may establish in their sole discretion. The Executive, with Board approval, shall be eligible to receive shares of Common Stock or Options to purchase shares of Common Stock. At the end of the initial three (3) year term of the employment agreement, the Executive shall receive a bonus equal to one times the Executive’s highest annual salary. This additional (one time) bonus is earned as of the renewal date of January 1, 2021. If the Executive leaves by her own accord and not a “Resignation for Good Reason” as defined below, at the end of the initial three (3) year term of the employment agreement, the Executive shall receive a bonus equal to or greater than one times the Executive’s highest annual salary.

5. Change in Control. Whether via changes in the entity or its subsidiaries, or any change in the Executive’s duties, titles, or capacities, the Executive is entitled to the same salaries and benefits as if the Executive contract had remained in force.

(a) Unless the Executive unilaterally terminates her own contract, or for other reasons, fails to complete the remainder of the three (3) year contract, the Executive will receive the same salary and benefits, including the bonus, as were the stipulated remunerations for performing her duties as V.P. and President of the Subsidiary. Such remunerations will continue to be paid for consulting and advisory services or a re-designation to another role in the Company as agreed to by the executive on a monthly basis for contract duration.

6. Expenses. All reasonable travel and other expenses incidental to the rendering of services by the Executive hereunder shall be paid by the Company in accordance with the Company’s policies and procedures.

7. Benefits.

(a) Benefit Plans. The Executive shall be entitled to participate in all Executive benefit plans, including, without limitation, medical, hospital, insurance, pension and 401(k) plans hereafter adopted by the Board of Directors of the Company or its Subsidiary for its Executive employees and employees, and to receive any other fringe benefits that may be made generally available to the Company’s Executive employees from time to time.

(b) Vacations. The Executive shall be entitled to vacations each year in accordance with the Company’s policies in effect from time to time, of up to four (4) weeks. Vacation shall be granted on January 1 of each calendar year of this agreement and taken on a calendar basis. Any unused vacation at the end of the calendar year will be forfeited and will not accrue or carry forward to the subsequent calendar year.

(c) Health Benefits. Notwithstanding any other provision of this Agreement or any other agreement between the Executive and the Company, the Company agrees upon the termination of Executive’s employment for any reason other than Cause (as hereinafter defined), or upon Executive’s retirement from the Company, or upon the Executive’s death while employed by the Company, the Company shall provide at its sole cost, to Executive, and the Executive’s spouse at the time of termination of employment as well as applicable dependents, the same level of health care benefits as currently provided to Executive and her family, on the date hereof; for a term of 5 years from the date of separation of employment unless executive is covered by another company employment contract.

The Company further agrees that in the event that the level of health care benefits provided by the Company to its Executives is expanded at any time prior to the occurrence of the triggering event described in either Section 7(c)(i) or Section 7(c)(ii) hereof, the health care benefit that is required to be provided by Section 7(c)(i) or Section 7(c)(ii) shall be at such expanded level.

(8) Termination.

(a) Death. The Executive’s employment hereunder shall terminate upon her death

(b) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For the purpose of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the willful failure of the Executive to substantially perform her duties hereunder; (ii) the engaging by the Executive in dishonesty or other misconduct materially injurious to the Company; (iii) the commission by the Executive of a felony (whether or not involving the Company); or (iv) a material breach by the Executive of this Agreement, provided that such breach shall not have been cured by the Executive within thirty (30) days after written notice thereof from the Company to the Executive. (v) Gross negligence in the performance of the duties of the executive for the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than seventy-six percent (76%) of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for the purpose (after thirty (30) days prior written notice to the Executive and an opportunity for her, together with her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (i), (ii), (iii) or (iv) of this Section 8(b) and specifying the particulars thereof in detail.

(c) Resignation for Good Reason. The Executive may terminate her employment hereunder for Good Reason. For the purpose of this Agreement “Good Reason” shall mean:

(1) a material breach by the Company, by act or omission, of this Agreement, which the Company fails to cure within thirty (30) days after receipt of written notice from the Executive of such material breach ( or, in the case of a material breach which the Company cannot reasonably cure within said thirty (30) day period which the Company fails to commence within said thirty (30) day period to diligently cure);

(2) material change by the Company of the Executive’s functions, duties or responsibilities which change would cause the Executive’s position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, a change from being V.P. of a publicly held company; except as consultant to the Chief Executive Officer (CEO) and or Board of Directors (BOD) in an advisory capacity as defined in Section 5, and excluding any change to her position as President of the New Subsidiary subject to her six-month review as set forth in Section 4.

(3) permanent assignment or reassignment by the Company of the Executive without the Executive’s consent to another place of employment more than 50 miles from the Executive’s current place of employment; or

(4) a reduction in the Executive’s base pay or bonus opportunity from the previous year.

No such event described above shall constitute Good Reason unless the Executive gives timely written notice to the Company, specifying the event relied upon for such termination of such event and the Company has not remedied such within 30 days of the notice. The Company and Executive, upon mutual written agreement may waive any of the foregoing provisions which would otherwise constitute a Good Reason.

(d) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from her duties hereunder on a full time basis for ninety (90) consecutive business days, the Company may terminate the Executive’s employment hereunder.

9. Effect of Termination.

(a) Termination by the Company for Cause or Due to Executive’s Death. If the Executive’s employment hereunder shall be terminated due to the Executive’s death or for Cause, the Company shall pay the Executive her full Salary and other benefits through the date of termination at the rate then in effect. Upon termination of the Executive’s employment pursuant to subsections 8(a) and 8(b) hereof, the Company shall have no further obligations to the Executive under this Agreement, except as specified in subsection 7(c).

(b) Termination by the Company Due to the Executive’s Disability. During any period that the Executive is prevented from performing her duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive her Salary and benefits in the amounts or rates in effect upon the commencement of her disability (less any amounts payable to the Executive under any Company disability insurance policy or plan) until the Executive’s employment hereunder is terminated by the Company pursuant to Section 8(d) hereof. Upon termination of the Executive’s employment pursuant to subsection 8(d) hereof, the Company shall have no further obligations to the Executive under this Agreement, except as specified in subsection 7(c).

(c) Termination by the Company without Cause or by Executive Resignation for Good Reason. If the Executive’s employment hereunder shall be terminated by the Company, other than for death, Cause or disability, or the Executive Resigns for Good Reason, the Company agrees to pay as a severance pay an amount equal to the Salary which would have been payable over the remaining term of this Agreement or, if such remaining term is less than twelve (12) months, then for a period of twelve (12) months immediately following the termination. All unvested stock options held by the Executive shall automatically vest, all bonuses, including the one time bonus specified in section 4, due the Executive shall be deemed earned and be paid immediately upon termination, and all shares due the Executive shall be immediately vested and/or all milestones achieve with all shares issued to the Executive. The Company shall also provide to the Executive the benefits described in Section 7(a) and Section 7(c) hereof for a term not shorter than the period that said severance pay shall be payable. In addition, the Company shall pay to the Executive any accrued bonus through the date of termination. The Company’s notice of non-extension of this Agreement, described in Section 3 hereof, shall not constitute a termination by the Company for the purposes of this Section 9(c).

10. Termination by Change in Control. If, and only if, the Executive’s employment is terminated following a Change in Control of the Company, the provisions in Section 9(c) of this Agreement shall be followed in addition to the provisions in Section 5 of this agreement.

11. Assignment; Successors. The provisions of this Agreement shall survive any Change in Control and is subject to the provisions of Section 10 hereof, if the Company shall be merged, be the subject of a Tender Offer, or consolidated into any other corporation or if substantially all of the assets of the Company shall be transferred to another corporation, the provisions of this Agreement shall be binding upon the corporation resulting from such merger or consolidation or to which assets shall have been transferred (the “Surviving Corporation”), and this provision shall apply in the event of any subsequent merger, consolidation or transfer. In any such event, the Surviving Corporation shall enter into an agreement with the Executive whereby the Surviving Corporation and the Executive shall agree to perform this Agreement, including Section 10 hereof, in the same manner and to the same extent the Company would be required to perform it if no such merger, consolidation or transfer had taken place.

12. Agreement Not to Compete.

(a) The Executive hereby covenants and agrees that, provided the Company makes any payments and provides any benefits which may be required under Section 9 and 10 hereof, at no time during the Executive’s employment by the Company, nor for a period of six (6)months immediately following the termination thereof, will the Executive for herself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in, provide consulting services to, be employed by, contract with, or own, manage, operate or control any business producing, manufacturing, selling, distributing, promoting or dealing in products or services identical or similar to the products or services of the Company or Subsidiaries, which is defined as providing “podcast hosting services,” or otherwise compete with the Company or Subsidiaries in the Company’s Service Area, specifically the northeastern Region of the United States . Nothing in this Agreement shall prevent the Executive from holding or investing in securities listed on a national securities exchange or sold in the over-the-counter market.

(b) The Executive hereby covenants and agrees that, provided the Company makes any payments which may be required under Section 9 and 10 hereof, at all times during her employment by the Company, and for six (6) months after termination of such employment, the Executive shall not directly or indirectly contact or solicit any clients of the Company or employ or seek to employ any person or entity employed at that time by the Company, Subsidiary, affiliates or licensees or otherwise encourage or entice such person or entity to leave employment or terminate such employment.

(c) In the event that this Section 12 shall be determined by arbitrators or by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

13. Confidential Information. The Executive acknowledges that, in and as a result of her relationship with the Company, the Executive has access to certain Confidential Information of the Company, as hereinafter defined. The Executive recognizes that the Confidential Information is confidential and solely the property of the Company, and that unauthorized disclosure or use of such Confidential Information by the Executive will be deemed a breach of this Agreement. The Executive agrees to use her best efforts to keep secret and retain in the strictest confidence all Confidential Information and confidential matters which relate to the Company, Subsidiary or any affiliate of the Company. For purposes of this Agreement, Confidential Information means any and all information related to the Company and its business, including, but not limited to, products, services, suppliers, vendors, clients, prospects, business plans, marketing techniques, pricing, financial information, customer lists, supplier lists, trade secrets, pricing policies and other business affairs of the Company, Subsidiary and any affiliate of the Company, learned by her before or after the date of this Agreement, regardless of whether such information is reduced to writing and/or is in existence in the date hereof. The Executive agrees not to disclose any such Confidential Information to anyone outside the Company, Subsidiary or any affiliates, whether during or after her period of service with the Company, except in the course of performing her duties hereunder. Upon request by the Company, the Executive agrees to deliver promptly to the Company upon termination of employment by the Company, or at any time thereafter as the Company may request, all Company, Subsidiary or any affiliate materials, memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s, Subsidiary’s or any affiliate’s business and all property of the Company, Subsidiary or any affiliate of the Company, which he may then possess or have under her control.

14. Remedies. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Each party shall be responsible for its own expenses and legal fees incurred in connection with any arbitration, however, in the event that the Executive prevails in the Arbitration, the Company agrees to pay, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest by or with the Company regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code. In any such action brought by the parties, the parties voluntarily agree that any and all disputes under this Agreement, either an action at law or an action for injunctive relief, shall be settled exclusively by arbitration as set forth hereinafter. The Arbitrator may award any remedies or damages that a judge could provide under the applicable statute or law. The obligation of the Company under this Section 14 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

15. Arbitration. To the extent permitted by applicable law, any controversy or dispute arising out of, or relating to, this Agreement, or any alleged breach hereof, the parties voluntarily agree that said disputes shall be settled exclusively by arbitration in Pittsburgh, Pennsylvania, in accordance with Pennsylvania law, and shall be conducted in accordance with the Rules of the American Arbitration Association then in effect. The parties hereby consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States District Court for the Western District of Pennsylvania for all purposes in connection with the arbitration. The arbitrator shall be selected by the Executive and Company, the parties. In the event that the parties cannot agree on the arbitrator within thirty (30) days following receipt by one party of a demand for arbitration from another party, then the Arbitrator shall be selected by the American Arbitration Association. The Arbitrator shall convene a hearing no later than thirty (30) days following the selection. The arbitration award shall be final and binding upon both parties without any right of appeal by either of the parties. Judgment may be entered and execution issued in any court of competent jurisdiction. The Company shall pay the total cost of the Arbitrator’s professional fees and related expenses. The parties further agree that arbitration proceedings must be instituted within one year after the claimed breach occurred, and that failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and the waiver of all claims.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

17. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the subject matter hereof, supersedes all prior understandings and agreements as to employment of the Executive, and cannot be amended, changed, modified or terminated without the written consent of the parties hereto.

18. Waiver of Breach. No provision of this Agreement shall be deemed waived unless such waiver is in writing and signed by the party making such waiver. The waiver by either party of a breach of any term of this Agreement shall not operate nor be construed as a waiver of any subsequent breach thereof.

19. Notices. Any notice hereunder shall be in writing and shall be given by personal delivery or certified or registered mail, return receipt requested, to the following addresses:

If to the Executive, to such address as the Executive may have furnished to the Company in writing.

If to the Company:

Chief Financial Officer
Liberated Syndication Inc.
5001 Baum Blvd
Suite 770
Pittsburgh, PA 15213

or to such other address as the Company may have furnished to the Executive in writing.

20. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

21. Headings. The headings, titles or captions of the Sections of this Agreement are included only to facilitate reference, and they shall not define, limit, extend or describe the scope or intent of this Agreement or any provision hereof; and they shall not constitute a part hereof or affect the meaning or interpretation of this Agreement or any part thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Laurie A. Sims
Laurie Sims

Liberated Syndication

/s/ Christopher Spencer
Christopher Spencer
Chief Executive Officer